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                                                                   EXHIBIT 10.21

                                 October 4, 2000

Ellen Adnopoz
54 Indian Hill Road
Mount Kisco, NY 10549

         Re:     Employment Agreement Extension and Amendment

Dear Ellen:

     We are pleased to extend the term of your employment, and to amend the terms of the Employment Agreement dated December 19, 1997, as amended by Amendment No. 1 thereto dated January 1999 (the "Employment Agreement"), between you (the "Executive") and Axe-Houghton Associates, Inc. (the "Company"), as set forth below.

     Capitalized terms used in this letter agreement (this "Amendment") but not defined herein have the meanings set forth in the Employment Agreement. Certain capitalized terms used herein are defined in Section 6 below.

1. EMPLOYMENT PERIOD. The Initial Period is hereby extended through January 1, 2003 and, if a Sale is completed on or prior to such date, through the third anniversary of the completion of the Sale, unless sooner terminated in accordance with Section 4 of the Employment Agreement.

2. BONUS POOL. (a) Beginning with the year 2000, the Bonus Pool shall equal 35% of Pre-Bonus Pre-Tax Profits, less the deductions specified in Section 3(B)(2) of the Employment Agreement.

     (b) The Small Cap Group as defined in Section 3(B) of the Employment Agreement shall include, but not be limited to, the technology-growth and focus growth-disciplines.

3. GOOD REASON. The definition of Good Reason contained in Section 4(H)(2) of the Employment Agreement is hereby amended to include the event that the Company relocates

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Executive's place of employment more than twenty (20) miles from the Company=s current office location in Rye Brook, New York without Executive's consent.

4. SALE. If a Sale is completed on or before January 1, 2003, Executive shall receive 18.75% of Group Value minus $500,000 (the "Proceeds Allocation"), of which 33 1/3% shall be paid on each of the first three anniversaries of the completion of the Sale. As soon as practicable following the completion of any such Sale, the Company shall deposit into an escrow account (the "Escrow Account"), which Escrow Account shall be invested in money market securities, cash in an amount equal to the Proceeds Allocation (other than any portion of the Proceeds Allocation attributable to the Contingent Payments (as defined below)). The payment to be made to the Executive pursuant to the first sentence of this Section 4 shall be made from the Escrow Account and shall be accompanied by a distribution of 90% of the investment earnings on the portion of the Escrow Account being distributed from the date on which the account is created to the date of such distribution. Each time a payment is made pursuant to this Section an amount equal to 10% of the investment earnings on the portion of the Escrow Account being distributed shall be returned to the Company. Notwithstanding the foregoing, (A) to the extent that a portion of the Proceeds is deposited into an escrow or similar arrangement or is subject to future or contingent payment (the "Contingent Payments"), the Proceeds Allocation applicable to such portion (together with any interest earned thereon) shall not be paid to Executive unless and until actually received by the Company, Hoenig or the stockholders of Hoenig, as the case may be; and (B) if, following completion of the Sale, the Company terminates Executive's employment for Cause or Executive terminates her employment without Good Reason, no further payments shall be made pursuant to this Section 4 and all amounts remaining in the Escrow Account shall be released to the Company. In the event of the Executive's death after a Sale, the Company shall make any payments due under this Section 4 which would otherwise have been payable to the Executive to the Executive's estate or designated beneficiary. In the event the Employment Period terminates after a Sale as a result of the Executive's Disability, the Company shall make any payments due under this
Section 4 which would otherwise have been payable to the Executive to the Executive or the Executive's legal representative.

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5. STOCK OPTION. As soon as practicable following the execution of this
Amendment and subject to the approval of the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of Hoenig (the "Hoenig Board"), Executive shall be granted a ten (10)-year non-qualified option to purchase 50,000 shares of common stock of Hoenig (the "Option") under the Amended and Restated 1996 Long Term Stock Incentive Plan of Hoenig (the "Amended Plan"). The Option shall be granted at an exercise price per share equal to the Fair Market Value (as defined in the Amended Plan) of a share of Hoenig common stock on the date of grant as determined by the Committee. The Option shall become exercisable to the extent of 33 1/3% of the shares covered thereby on each of the first three anniversaries of the date of grant. The Option shall be subject to the terms and conditions of the Amended Plan (including acceleration of exercisibility upon a Change in Control) and shall be evidenced by a grant certificate containing terms consistent with this Section 5.

6. TERMINATION OF EMPLOYMENT. The Termination Payments under Section 4(B) of the Employment Agreement shall include, in addition to the amounts specified therein, an amount equal to the product of (a) the amount of the Bonus Pool determined as of the day on which the Employment Period terminates and (b) the average percentage of the Bonus Pool actually paid to the Executive as Bonus Awards for the three years in the Employment Period immediately preceding the year in which the Employment Period terminates.

7. CERTAIN DEFINITIONS. The following capitalized terms have the following meanings:

     (A) GROUP VALUE means the value of the Small Cap Group determined in such manner as Executive and the Company shall mutually agree.

     (B) HOENIG means Hoenig Group Inc.

     (C) PROCEEDS means the consideration paid upon completion of the Sale as the purchase price for the Small Cap Group, the Company or Hoenig, as the case may be, and the consideration agreed to be paid as additional purchase price therefor in the future.

     (D) SALE means the first to occur of a sale or disposition by asset or stock sale, merger, consolidation or otherwise of the Small Cap Group, the Company, or Hoenig,

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provided that no Sale shall be deemed to have occurred by reason of a sale or disposition of the Small Cap Group or the Company to Hoenig or its subsidiaries (or a plan for the benefit of their employees) or to the stockholders of Hoenig in a spin-off or similar transaction. A sale or disposition of all or substantially all the Company's assets shall be treated as a Sale of the Company and not as a Sale of the Small Cap Group. A sale or disposition of all or substantially all of Hoenig's assets shall be treated as a Sale of Hoenig and not as a Sale of the Company; a sale or disposition of less than all or substantially all of Hoenig's assets which includes the capital stock of the Company shall be treated as a sale of the Company; and otherwise a sale of assets by Hoenig which does not include the Small Cap Group shall not constitute a Sale hereunder. A merger or consolidation of Hoenig with another entity shall not constitute a Sale hereunder if, immediately thereafter, at least 66 2/3% of the outstanding voting stock of the surviving entity is owned by persons who were stockholders of Hoenig immediately prior to such merger or consolidation or at least 66 2/3% of the members of the board of directors (or similar governing body) of the surviving entity are persons who were members of the Hoenig Board (as defined below) immediately prior to such merger or consolidation. An acquisition by a person or entity of capital stock of Hoenig shall not constitute a Sale unless such person or entity acquires a majority of the outstanding capital stock of Hoenig. A Sale shall be deemed completed when the closing has occurred and not before.

8. ASSISTANCE IN A SALE. Executive understands that the Hoenig Board will determine whether or not a Sale is in the best interests of Hoenig and, if the Hoenig Board approves a Sale, the terms and conditions of the Sale (including the amount and form of Proceeds). As a material inducement to the Company to enter into this Agreement, Executive agrees: (A) to maintain the confidentiality of any discussions regarding a possible Sale (including any proposed or final terms of and/or prospects of a Sale); (B) not to engage in any negotiations or discussions with any third party regarding a potential Sale without the prior written consent of Hoenig; (C) to discharge her fiduciary duty and duty of loyalty to the Company and Hoenig; (D) to cooperate in good faith with any efforts to sell the Small Cap Group, the Company or Hoenig; (E) to assist in a Sale; (F) to comply with all reasonable requests for assistance and information in connection with a Sale: and (G) to participate in discussions

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with prospective buyers and their advisors and the Company's and Hoenig's advisors relating to all operations of the Small Cap Group.

9. LEGAL EXPENSES. The Company shall pay reasonable legal fees and expenses incurred by Executive and Robin Kerr in connection with the amendments to their employment agreements in a total amount not to exceed $7,500 in the aggregate for both of them together.

10. EMPLOYMENT AGREEMENT TO CONTINUE. This Amendment is hereby incorporated into the Employment Agreement, and the Employment Agreement, as amended by this Amendment, shall remain and continue in full force and effect in accordance with its terms and is hereby ratified, confirmed and acknowledged by each party hereto. The Employment Agreement, as amended by this Amendment, contains the entire agreement of the parties with respect to the relationship between Executive, on the one hand, and the Company and Hoenig, on the other hand. That relationship is an employment relationship and the Employment Agreement and this Amendment shall not be construed to create a partnership or joint venture.

11. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

12. ASSIGNMENT. In addition to the provisions relating to assignment set forth in Section 12 of the Employment Agreement, the Employment Agreement, as amended by this Amendment, shall be assignable by the Company to any successor in interest to the business of the Small Cap Group whether by the purchase of substantially all of its assets or otherwise, and shall not terminate or be terminable by reason of a Sale.

13. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflict of laws.


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     If this Amendment accurately describes our understanding, please sign and return the enclosed copy.
                                         Sincerely yours,

                                         AXE-HOUGHTON ASSOCIATES, INC.

                                         By: /s/ Seth M. Lynn, Jr.
                                             -------------------------------
                                                 Chief Executive Officer

AGREED:

/s/ Ellen Adnopoz
-----------------------------
  ELLEN ADNOPOZ